Exhibit 5.1
August 24, 2007
Advanced Environmental
Recycling Technologies, Inc.
914 N. Jefferson Street
Springdale, Arkansas 72764

Re:	Advanced Environmental Technologies, Inc.
Registration Statement on Form S-8 for 2005 Key Associate and Management Equity Incentive Plan
and 2005 Non-Employee Director Equity Incentive Plan

Gentlemen:
     We have acted as special counsel to Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) of shares of Class A Common Stock issuable under the Company’s 2005 Key Associate and Management Equity Incentive Plan and 2005 Non-Employee Director Equity Incentive Plan (collectively, the “Plans”). The Registration Statement relates to an aggregate of 2,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), (i) 1,875,521 shares of which are issuable in connection with restricted stock awards that are unvested and unissued or that may be awarded in the future under the Company’s Plans, and (ii) 124,479 shares of which have previously been issued in connection with restricted stock awards granted under to the Plans.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     We have further assumed that:
(i)	all applicable state and foreign securities laws have been or will be, as the case may be, complied with, as of any stock issuance date with respect to the Plans; and

(ii)	the restricted stock awards that have been or will be granted under the Plans have been or will be, as the case may be, issued to qualifying participants under the Plans and issued in accordance with the terms of the Plans and any other applicable documents.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the shares of Common Stock covered by the Registration Statement that have been issued to date in connection with restricted stock awards granted pursuant to the Company’s Plans have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) the shares of Common Stock issuable in connection with restricted stock awards which are unvested and unissued or which may be awarded in the future under the Company’s Plans will, if, as, and when such shares are issued in the manner contemplated by such Plans, be duly authorized and validly issued and fully paid and non-assessable.

     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.
Very truly yours,
AKIN GUMP STRAUSS HAUER & FELD LLP